Exhibit 99.1

Electric City Corp. Reports First Quarter 2005 Results

Results Mark Significant Improvement from Prior Year

ELK GROVE VILLAGE, IL, May 16, 2005 / PR Newswire/ — Electric City Corporation (AMEX: ELC), a leading developer, manufacturer and integrator of energy savings technologies, negative power systems and building automation systems, today announced its results for the three-month period ended March 31, 2005. The Company reported a net loss of $675,257 on sales of $741,274 for the three months ended March 31, 2005, as compared to a net loss of $1,357,728 on sales of $816,242 for the three months ended March 31, 2004. The loss available to common shareholders for the first quarter of 2005 was $1,010,057 or $0.02 per share, versus a loss of $4,521,749, or $0.13 per share for the first quarter of 2004. The results did not include revenue related to the Company’s Virtual “Negawatt” Power project currently under development with ComEd. Electric City’s results for the first quarter, 2005 represent the best financial performance in recent company history.

The 2004 net loss available to common shareholders included $2.5 million of non-cash, deemed dividends or $0.07 per share, of which $1.8 million was related to the redemption and exchange transaction which the company successfully closed in March 2004, thereby reducing future dividend requirements.

“As our best quarter since 2000, the first quarter has provided a solid start to 2005,” commented John Mitola, Electric City’s CEO. “The quarter was one of the strongest of any quarter in the Company’s history and we believe that things are coming together in a way that will result in 2005 showing significant improvement over prior years. We are continuing to move forward with our utility contracts and have seen strong initial pull-through business from customers exposed to the EnergySaver technology through their participation in the ComEd VNPP. Our building automation controls segment completed a significant project during the first quarter and has recently been awarded a new multi-year contract that will provide a strong base for the business for the remainder of 2005 and into 2007. We are also very excited about the prospects for Maximum Performance Group, the company we recently acquired.”

“The recently completed acquisition along with the associated sale of common stock has significantly strengthened our balance sheet and should help to ensure that we do not have any interruptions in the execution of our business plan in the near future,” commented Jeffrey Mistarz, Electric City’s Chief Financial Officer.

“Everyday we are reading about new regulators and planners realizing the importance of balanced energy resource plans that include demand response as part of the equation,” continued Mr. Mitola. “We continue to believe that we are well positioned to take advantage of this increased interest and we are continuing to push for rapid adoption of new rules requiring that demand response be part of any new energy resource plan.”

In reviewing accomplishments for the first quarter of 2005, Electric City management highlighted increased shipments of EnergySaver units into utility projects, the improved performance of its Great Lakes subsidiary, the Utah Public Utility Commission’s approval of Electric City’s VNPP contract with Pacificorp and the Company’s acquisition of Maximum Performance Group.

“With so many elements in place at a time the general trends in the energy space favor demand response, we are looking forward to continuing to improve our performance across our operations,” continued Mitola. “With our EnergySaver, MPG and Great Lakes business units, we enjoy a vast customer base along with increasing utility relationships. Coupling these strengths with the strength of our Virtual “Negawatt” Power solution, Electric City enjoys a unique position in the energy marketplace.”

A full analysis of the three month results are available in the Company’s 10-Q, which is available on the Company’s website at www.elccorp.com or on Edgar.

About Electric City Corp.

Electric City is a leading developer, manufacturer and integrator of energy savings technologies and building automation systems. The Company currently markets the EnergySaver™, GlobalCommander® and eMac™ energy conservation technologies, as well as its independent development of scalable, negative power systems under the trade name, Virtual “Negawatt” Power Plant “VNPP”® The Company is developing its first VNPP® development — a 50-Megawatt negative power system for ComEd in northern Illinois, a second system in the Denver area for Xcel Energy, an initial program in Ontario, Canada with Enersource and a 27-Megawatt fourth system with PacifiCorp in the Salt Lake City area. Electric City® is based in Elk Grove Village, Illinois and is traded on the American Stock Exchange under the symbol ELC. Additional information is available at the Company’s website at www.elccorp.com or by calling 847-437-1666.

Electric City Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Electric City’s current expectations about its future results, performance, prospects and opportunities. Electric City has tried to identify these forward-looking statements by using words and phrases such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Electric City and are subject to a number of risks, uncertainties and other factors that could cause Electric City’s actual results, performance, prospects or opportunities in the remainder of 2005 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include, but are not limited to the risks related to the Company’s execution of its utility projects and the integration of its acquisition of Maximum Performance Group announced herein. Other risks are referenced in Electric City’s current Annual Report on form 10-K or as may be described from time to time in Electric City’s subsequent SEC filings; and such factors as incorporated by reference.